EXHIBIT 99.1

               ALLEN QUESTROM TO RESIGN AS CEO OF BARNEYS NEW YORK QUESTROM TO REMAIN CHAIRMAN AND LEAD PROCESS TO SELECT SUCCESSOR

New York, New York, July 27, 2000 - Barneys New York, Inc. announced today that Allen Questrom will resign as President and Chief Executive Officer effective September 15, 2000. He will continue in his role as Chairman of Barneys' Board of Directors. With Barneys now re-energized, Questrom is leaving to become the Chief Executive officer of J.C. Penney Company, Inc.

Mr. Questrom, a seasoned retail manager, was hired by Barneys as President and Chief Executive Officer in May 1999 to initiate the growth of its business following the Company's emergence from bankruptcy in January 1999.

Allen Questrom stated, "When I joined Barneys, we had several objectives to achieve. First and foremost, we wanted to ensure that Barneys had a solid foundation, both operationally and financially. With the support and encouragement of our principal investors, Whippoorwill Associates, Inc. and Bay Harbour Management, we accomplished our objective. With a good start to the first six months of the new fiscal year following strong results in fiscal 1999, I believe that the Company is poised for continued growth in both sales and earnings. Our next objective focused on initiating the growth phase of the Company. Having put in place several new initiatives, including the expansion of our Barneys Coop business and the development of a new strategic plan and capital expenditure program, I am confident and comfortable in moving on to new challenges."

Mr. Questrom added, "Barneys is fortunate to have some of the best fashion and retail talent in the industry, attractive flagship stores, and a cachet that is unrivaled in the luxury market. I continue to believe in Barneys, its people, and its future prospects."

Mr. Questrom will lead the process to select his successor from among a short list of potential candidates The other members of the search committee are directors David A. Strumwasser, a principal of Whippoorwill Associates, and Douglas P. Teitelbaum, managing principal of Bay Harbour, and Vice Chairman Robert J. Tarr, Jr., former Chief Executive Officer of Neiman Marcus Group Inc.

Whippoorwill and Bay Harbour, who together control over 80% of Barneys' common shares, jointly stated, "We are very fortunate to have had Allen Questrom serve as our Chief Executive, and congratulate him on the strong results he has achieved at Barneys. He has truly revitalized the Company and we are confident that our talented organization has the ability and determination to achieve the vision that Allen helped us create. We very much look forward to Allen's continued advice and counsel as Chairman of the Board. Of course, we wish him every success in his new position at J.C. Penney."


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Barneys New York is a luxury retailer with flagship stores in New York City,
Beverly Hills and Chicago. In addition, the Company operates five regional full price stores, eight outlet stores and two semi-annual warehouse sale events. The Company also maintains corporate offices in New York City, and an administrative and distribution center in Lyndhurst, New Jersey and has 1,400 employees.

Except for the historical information contained herein, information set forth in this release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000, as filed with the Securities and Exchange Commission.

CONTACT; David Walke or Stacy Roth of Morgen-Walke Associates, Inc.,
212-850-5600.